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                                                                         NSAR ITEM 77O

                                                                      VK Municipal Trust
                                                                      10f-3 Transactions

  UNDERWRITING #                UNDERWRITING             PURCHASED FROM    AMOUNT OF SHARES  % OF UNDERWRITING  DATE OF PURCHASE
                                                                              PURCHASED
         1               Fort Worth TX Water & Sewer         Dain Rauchser     2,000,000             1.92          10/17/00
         2          Nassau County Finance Authority - NY        Goldman        2,500,000              .98          10/19/00
         3                Miami Beach FL Stormwater          William Hough     1,515,000             2.90          10/30/00

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Underwriting Participants

Underwriters for #1                 Underwriters for #2                                 Underwriters for #3
-------------------                 -------------------                                 -------------------
Apex Securities                     Goldman, Sachs & Co.                                Bear Stearns & Co. Inc.
Bank One Capital Markets            PaineWebber Incorporated                            Morgan Stanley
Chase Securities of Texas           First Albany Corporation                            Ramirez & Co., Inc.
Morgan Stanley                      Morgan Stanley Dean Witter
Siebert Brandford Shank             Salomon Smith Barney
                                    M.R. Beal & Company
                                    Fleet Securities, Inc.
                                    Merrill Lynch & Co.
                                    Ramirez & Co. Inc.
                                    Roosevelt & Cross, Inc.
                                    William E. Simon & Sons Municipal Securities Inc.

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